Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No. 1 to Registration Statement No. 333-133296 of our reports dated March 7, 2006, relating to the financial statements and financial statement schedule of EPIQ Systems, Inc., and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of EPIQ Systems, Inc. for the year ended December 31, 2005 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Kansas City, Missouri
June 14, 2006